Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

American Ventures Acquisition Corp. I

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	(1)	457(a)	23,000,000	$5.00	$115,000,000.00	0.0001381	$15,881.50

Total Offering Amounts:							$115,000,000.00		15,881.50
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$15,881.50

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

Includes up to 3,000,000 shares of common stock which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.